EXHIBIT 23.1

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of BE Aerospace, Inc. on Form S-8 of our report dated March 4, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting principle), appearing in the Transition Report on Form 10-K of BE Aerospace, Inc. for the 10-month period from February 24, 2002 to December 31, 2002.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Costa Mesa, California
March 27, 2003